PENN SERIES FUNDS, INC.

AMENDMENT TO
INVESTMENT ADVISORY AGREEMENT

This Amendment is made and entered into as of May 18, 2017, and hereby amends the Investment Advisory Agreement (the "Agreement"), dated May 1, 2000, as amended May 1, 2002, August 22, 2008, December 15, 2010, May 1, 2014, May 14, 2015, and July
1, 2016, between Penn Mutual Asset Management, LLC (the "Adviser") and Penn Series Funds, Inc. (the "Company"), on behalf of the Emerging Markets Equity Fund (the "Fund").

      WHEREAS, the Company, pursuant to Section 3 of the Agreement, currently pays the Adviser fees based on the average daily net assets of the Emerging Markets Equity Fund, a series of the Company (the "Fund"), at a rate specified in Schedule B to the Agreement as compensation for the advisory services the Adviser renders to the Fund; and

WHEREAS, the Adviser and the Company now desire to modify the fee rate paid by the Company on behalf of the Fund to the Adviser to (i) reduce the overall fee paid to the Adviser and
(ii) eliminate the fee rate tiers currently set forth in Schedule B to the Agreement as specified below; and

WHEREAS, the parties wish to amend Schedule B to the Agreement to reflect the modified fee rate applicable to the Fund; and

WHEREAS, the parties agree that the fee rate modification specified below will be effective June 1, 2017.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

      The investment advisory fee rate description for the Emerging Markets Equity Fund set forth in Schedule B to the
Agreement is deleted in its entirety and replaced with the fee rate description below in lieu thereof.

      Emerging Markets Equity Fund				0.92%


IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective and duly authorized officers or representatives designated below as of the date first written above.


PENN SERIES FUNDS, INC.,
on behalf of the Emerging
Markets Equity Fund

PENN MUTUAL ASSET MANAGEMENT,
LLC
By:  /s/ David M. O'Malley
David M. O'Malley
President

By:  /s/ Keith Huckerby
Keith Huckerby
President and Chief
Marketing Officer